For Immediate Release
Contact: Donald E. Miller
Executive Vice President
703-478-5945

THE FAIRCHILD CORPORATION AGREES TO SELL ITS SHOPPING CENTER FOR $95 MILLION

McLean, Virginia (December 22, 2005) — The Fairchild Corporation (NYSE:FA) announced today that its affiliate, Republic Thunderbolt, L.L.C., has signed a definitive agreement to sell its Farmingdale, New York, power shopping center, Airport Plaza, to KRC Acquisition Corp., acting on behalf of a joint venture comprised of Kimco Realty Corporation (NYSE:KIM) and a fund managed by a major investment bank, for approximately $95 million. The purchaser has agreed to deposit into escrow $4.75 million to ensure its obligations and to seek the approval of the Company’s mortgage lender to assume its existing mortgage loan of approximately $53.8 million, or to defease the loan. The closing will take place following purchaser’s obtaining consent of the mortgage lender to its loan assumption, which could occur as early as February 2006. If the loan is defeased, the transaction may not close until as late as July 2006. The sale does not include several other undeveloped parcels of real estate the Company owns in the Town, the largest of which is under contract of sale to the market chain, Stew Leonards. The Company decided to sell the shopping center to enhance its financial flexibility, allowing it to invest in existing operations or pursue other opportunities.

        Jeffrey Steiner, the Company’s Chairman and CEO stated: “Our shopping center, Airport Plaza, was built on the site where Republic Aviation and later Fairchild Industries constructed some of the most famous military aircraft in our nation’s history. By the mid-90s, those factories were an abandoned and decaying eye sore. It was our vision to change that and contribute to the economic well being and growth of Central Long Island, and in particular, the Town of Babylon. This power center, which we are now selling for $95 million, is a testament to our vision.”

About The Fairchild Corporation:

Fairchild’s business consists of three segments: sports and leisure, aerospace, and real estate operations. The Company is listed on the New York and Pacific stock exchanges with the symbol “FA.” Additional information is available on The Fairchild Corporation web site (www.fairchild.com).